UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549

                            FORM S-8

                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933



                    LockwaveTechnologies,Inc.
     (Exact name of registrant as specified in its charter)


    Nevada                                    88-034832
(State of Incorporation)                 (I.R.S. Employer ID No.)

47 Mall Drive, Suite 5, Commack NY                 11725
(Address of Principal Executive Offices)        (Zip Code)


                    Legal and Consulting Plan
                    (Full title of the Plan)

Chapman & Flanagan, Ltd.
777 N. Rainbow Blvd., Suite 390
Las Vegas, NV 89107
(Name and address of agent for service)

(702) 650-5660
(Telephone number, including area code, of agent for service)

Calculation of Registration Fee


 Title of     Amount to     Proposed     Proposed     Amount of
Securities        be        Maximum     Aggregate    Registration
   to be      Registered    Offering     Offering        Fee
Registered                 Price Per      Price
                           Share (1)

  Common      1,200,000      $0.01       $12,000        $3.00
   Stock        Shares

(1) The Offering Price is used solely for purposes of estimating the registration fee pursuant to Rules 457(c) and 457(h) promulgated pursuant to the Securities Act of 1933. The Offering Price is estimated as the average of the bid and asked prices in November 9, 2001.

                             Part I
      Information Required in the Section 10(a) Prospectus

Item 1. Plan Information

The Company is offering shares of its common stock to various individuals for legal and consulting services performed on the Company's behalf. This issuance of shares is being made pursuant to a Legal and Consulting Plan (the "Plan") adopted by the Board of Directors on June 5, 2000. The Board has equated this number of shares to the value of the legal or consulting services provided or to be provided by these individuals. The shares issued hereunder will not be subject to any resale restrictions. The Plan is not qualified under ERISA.

The consulting services for which these shares are being issued are not in connection with any other offer or sale of securities in a capital raising transaction and does not directly or indirectly promote or maintain a market for the securities of the Company.

Item 2. Registrant Information and Employee Plan Annual
Information

The participants shall provided a written statement notifying them that upon written or oral request they will be provided, without charge, (i) the documents incorporated by reference in
Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

                             Part II
       Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

Incorporated by reference into this Registration Statement are the contents of the Company's Registration Statement on Form S-8, and the Company's Annual Report on Form 10 KSB for the year ended March 31, 2001,the Company's Quarterly Report on Form 10-QSB for the period ended June 30, 2001, and the Company's Current Report on Form 8-K, filed on July 26, 2001. All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c) 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and prior to the termination of the offering shall be deemed to be incorporated by reference into this Registration Statement and to be part hereof from the date of filing of such Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. The Company will provide without charge to each person to whom a copy of this Registration Statement is delivered, on the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this Registration Statement, other than certain exhibits to such documents. Requests for such copies shall be directed to
Shareholder Relations, Lockwave Technologies, Inc., 47 Mall Drive, Suite 5, Commack, NY 11725, telephone (631) 864-1515.

Item 4. Description of Securities.

Common Stock, $0.001 par value per share

Item 5. Interest of Named Experts and Counsel.

The shares being registered herein are being issued to the Registrant's attorneys for services provided to the Registrant. Neither the Registrant's Accountants nor any other experts named in the registration statement has any equity or other interest in the Registrant.

Item 6. Indemnification of Directors and Officers.

The Company and its affiliates may not be liable to its shareholders for errors in judgment or other acts or omissions not amounting to intentional misconduct, fraud, or a knowing violation of the law, since provisions have been made in the Articles of Incorporation and By-laws limiting such liability. The Articles of Incorporation and By-laws also provide for indemnification of the officers and directors of the Company in most cases for any liability suffered by them or arising from their activities as officers and directors of the Company if they were not engaged in intentional misconduct, fraud, or a knowing violation of the law. Therefore, purchasers of these securities may have a more limited right of action than they would have except for this limitation in the Articles of Incorporation and By-laws.

The officers and directors of the Company are accountable to the Company as fiduciaries, which means such officers and directors are required to exercise good faith and integrity in handling the Company's affairs. A shareholder may be able to institute legal action on behalf of himself and all others similarly stated shareholders to recover damages where the Company has failed or refused to observe the law.

Shareholders may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce their rights, including rights under certain federal and state securities laws and regulations. Shareholders who have suffered losses in connection with the purchase or sale of their interest in the Company in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from the Company.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The rights of common shareholders are defined in the Registrant's Articles of Incorporation which have been incorporated into this Registration Statement by reference (see Item 3, Part II). The Registrant does not intend for this Plan to be qualified under ERISA, and does not, therefore, intend to comply with the terms of ERISA.

Item 9. Undertaking.

The registrant makes the following undertakings:

     a)1)  To  file, during any period in which offers  or  sales
       are   being  made,  a  post-effective  amendment  to  this
       registration statement:

          i) to   include  any  prospectus  required  by  section
             10(a)(3) of the Securities Act;

          ii)to reflect any facts or events which, individually or together, represent a fundamental change in the information in the registration statement;

          iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any
             material   change   to  such  information   in   the
             registration statement;

       2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       3)To   remove  from  registration  by  means  of  a  post-
          effective   amendment  any  of  the  securities   being
          registered which remain unsold at the termination of the offering.

     b)The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the
       Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore, unenforceable. In the event that indemnification is permitted to directors, officers and controlling personas of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities of such corporation it is the opinion of the SEC that any such indemnification is against public policy.

                           SIGNATURES

The  Registrant. Pursuant to the requirements of  the  Securities
Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Commack, State of New York, on November 13, 2001.

(Registrant) Lockwave Technologies, Inc.

By (Signature and Title) /s/ Paul Steo, CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

      Signature                  Title                 Date

/s/ Paul Steo          President, Secretary,         11/13/01
Paul Steo              Treasurer and Director



EXHIBITS               DESCRIPTION

4.1 The exhibit consisting of the Company's Articles of Incorporation is attached to the Company's amended Form 10-SB, filed on February 28, 2000. This exhibit is incorporated by reference to that Form.

4.2 The exhibit consisting of the Company's Bylaws is attached to the Company's amended Form 10-SB, filed on February 28, 2000. This exhibit is incorporated by reference to that Form.

5                      Opinion re:Legality

23.1                   Consent  of  Chapman  &  Flanagan,   Ltd.
                       (included in Exhibit 5)

23.2                   Consent of Merdinger, Fruchter, Rosen,  &
                       Corso, P.C.